Exhibit 2.2
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                               MEMBERS' AGREEMENT


                                  BY AND AMONG


                              NORTEL NETWORKS INC.,


                        VOLT INFORMATION SCIENCES, INC.,


                                  NUCO I, LTD.,


                       VOLT DELTA RESOURCE HOLDINGS, INC.


                                       AND


                            VOLT DELTA RESOURCES, LLC


                                      AS OF


                                 AUGUST 2, 2004



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                                             Table of Contents

                                                                                                     Page
                                                 ARTICLE I
                                                DEFINITIONS
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1.1      Certain Defined Terms..........................................................................2

1.2      Terms Generally................................................................................6

                                                ARTICLE II
                                                GOVERNANCE

2.1      Board of Managers..............................................................................6

2.2      Company Matters Requiring Super-Majority Approval..............................................7

2.3      Officers.......................................................................................9

2.4      Financial and Tax Reporting....................................................................9

2.5      Inspection of Facilities and Records..........................................................10

2.6      Enforcement of Contribution Agreement.........................................................10

2.7      Business Opportunities Not Achieving Super-Majority Approval..................................11

                                                ARTICLE III
                                 ADDITIONAL MEMBER RIGHTS AND OBLIGATIONS

3.1      Restrictive Legend............................................................................11

                          ARTICLE IV
                     TRANSFER RESTRICTIONS

4.1      Limitations on Transfer.......................................................................12

4.2      Tag-Along Rights..............................................................................13

4.3      Transferee Rights and Obligations.............................................................14

                                                 ARTICLE V
                                   ADDITIONAL AGREEMENTS OF THE PARTIES

5.1      Implementation................................................................................14

5.2      Company Covenant..............................................................................14

5.3      Implementation of Business Plan...............................................................14

5.4      Non-Competition...............................................................................14

5.5      Members' Trademarks and Tradenames............................................................18

5.6      Banking Matters...............................................................................18

5.7      Distributions.................................................................................18

5.8      Other Activities of Members and Affiliates....................................................19

5.9      Capital Contributions.........................................................................19

5.10     Restriction on Security Interests.............................................................19

5.11     Relationship Agreement Payments...............................................................19

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5.12     Confidentiality...............................................................................19

                                                ARTICLE VI
                                           TERM AND TERMINATION

6.1      Termination...................................................................................20

6.2      Termination Events............................................................................21

6.3      Put and Call Options..........................................................................21

6.4      Option Closing................................................................................22

6.5      Audit Rights..................................................................................22

6.6      Dispute Resolution............................................................................23

6.7      No Prejudice to Rights........................................................................23

                                                ARTICLE VII
                                               MISCELLANEOUS

7.1      Expenses......................................................................................24

7.2      Notices.......................................................................................24

7.3      Headings......................................................................................25

7.4      Severability..................................................................................25

7.5      Entire Agreement..............................................................................25

7.6      Assignment....................................................................................25

7.7      No Third-Party Beneficiaries..................................................................25

7.8      Amendment.....................................................................................25

7.9      Governing Law.................................................................................26

7.10     Counterparts..................................................................................26

7.11     No Presumption................................................................................26

7.12     No Special Damages............................................................................26

7.13     Specific Performance..........................................................................26

7.14     Performance by Nuco and Holdings..............................................................26

Exhibits:

Exhibit A:        Amended and Restated Operating Agreement

Exhibit B:        Articles of Organization

Exhibit C:        Business Plan

Exhibit D:        Initial VIS Managers, Initial Nortel Networks Manager and Initial Officers of the
                  Company





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                               MEMBERS' AGREEMENT

         This MEMBERS' AGREEMENT (the "Agreement") is made and entered into as of August 2, 2004, by and among Volt Delta Resources, LLC, a Nevada limited liability company (the "Company"), Nortel Networks Inc., a Delaware corporation ("Nortel Networks"), Volt Delta Resource Holdings, Inc., a Nevada corporation ("Holdings"), Nuco I, Ltd., a Nevada corporation ("Nuco"), and Volt Information Sciences, Inc., a New York corporation ("VIS" and together with Nortel Networks, the "Members").

         WHEREAS, VIS owns 100% of the issued and outstanding capital stock of Nuco, and Nuco owns 100% of the issued and outstanding capital stock of Holdings;

         WHEREAS, Nortel Networks and Holdings have entered into an Amended and Restated Operating Agreement dated the date hereof (the "Operating Agreement"), a true and complete copy of which is attached hereto as Exhibit A;

         WHEREAS, the Company and Nortel Networks entered into a Contribution Agreement dated as of June 11, 2004 (the "Contribution Agreement");

         WHEREAS, upon the consummation of the transactions contemplated by the Contribution Agreement, Nortel Networks shall beneficially own in the aggregate Membership Interests (as defined in the Contribution Agreement) representing twenty-four percent (24%) of the issued and outstanding Membership Interests of the Company, VIS shall beneficially own in the aggregate Membership Interests representing seventy-six percent (76%) of the issued and outstanding Membership Interests of the Company and Holdings shall be the record holder of such Membership Interests beneficially owned by VIS;

         WHEREAS, it is a condition to the Closing that this Agreement and the other agreements, documents and instruments entered into by the parties pursuant to the terms hereof be in full force and effect and that the parties hereto have complied with their obligations hereunder and thereunder;

         WHEREAS, the Members and the Company desire to provide for the management of the Company and the respective rights and obligations of the Members generally;

         WHEREAS, VIS desires to make payments in the aggregate amount of $4,000,000 to Nortel Networks in consideration of Nortel Networks entering into the Relationship Agreement with the Company dated as of the date hereof; and

         NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties, and subject to the terms and conditions contained herein, the parties hereto agree as follows:


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                                    ARTICLE I
                                   DEFINITIONS

         1.1 Certain Defined Terms. Capitalized terms used but not defined herein have the meanings ascribed to them in the Contribution Agreement. As used in this Agreement, the following terms shall have the following meanings:

         "Agreement" has the meaning set forth in the preamble to this Agreement.

         "Arbitrator" has the meaning set forth in Section 6.6(b).

         "Articles of Organization" means the articles of organization of the Company in the form of Exhibit B.

         "Audit Report" has the meaning set forth in Section 6.5(a).

         "Authorized Officer" means any of the chief executive officer, the controller or the chief financial officer of the Company.

         "Beneficial Ownership" or "Beneficially Own" means, with respect to any Membership Interest, the ability to vote and/or direct the disposition of such Membership Interest.

         "Beneficial Ownership Percentage" means, with respect to any Person or Persons, the percentage calculated by dividing the total outstanding number of Membership Interests (on a fully-diluted basis) which are Beneficially Owned, directly or indirectly, by such Person or Persons (without double counting), into the total outstanding number of Membership Interests of the Company (on a fully-diluted basis), as of the relevant time for making such calculation, it being understood that for purposes of this definition, Membership Interests which a Person has the right to acquire but has not yet acquired shall not be deemed to be Beneficially Owned.

         "Board" means the Board of Managers of the Company.

         "Business Plan" means the yearly business and operations plan, including income statement, balance sheet and cash flow statement, capital expenditure budget and financial projections for the Company. The Business Plan for the two (2) year period following the Closing Date is attached hereto as Exhibit C.

         "Cause" means, with respect to any Manager, (i) a final judgment of a court of competent jurisdiction that such Manager has acted in breach of his or her duty to the Company and such action was not permitted by Section 5.8 hereof or has committed an act of willful misconduct, gross negligence or abuse of authority, or (ii) that any Governmental Authority has formally charged such Manager with one or more felonious criminal acts.

         "Change in Control" means, with respect to any Person in the Industry Group, any of the following: (i) the sale, lease, exchange, transfer or other disposition, either directly or indirectly, of assets constituting all or substantially all of the assets of such Person in the Industry Group and its subsidiaries taken as a whole, to a Person or group of Person that did not own,

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directly or indirectly, substantially all of such assets prior to such transfer;
(ii) any merger, consolidation or other business combination, or refinancing or recapitalization of such member of the Industry Group that results in the holders of the issued and outstanding voting securities of such member of the Industry Group immediately prior to such transaction beneficially owning or controlling less than a majority of the voting securities of the continuing or surviving entity immediately following such transaction; or (iii) any Person or Persons acting together or which would constitute a "group" for the purposes of
Section 13(d) of the Exchange Act, together or with any Affiliates thereof becoming the beneficial owner (as defined in Rule 13d-3 of the Exchange Act) or controlling, directly or indirectly, at least 50% of the total voting power of all classes of capital stock entitled to vote generally in the election of directors of such member of the Industry Group, which Person or "group" did not previously control, directly or indirectly, at least 50% of such total voting power.

         "Company" has the meaning set forth in the preamble to this Agreement.

         "Company Call Option" has the meaning set forth in Section 6.3(a).

         "Company Event of Default" has the meaning set forth in Section 5.4(d).

         "Competitive Products" has the meaning set forth in Section 5.4(b)(i).

         "Contribution Agreement" has the meaning set forth in the recitals to this Agreement.

         "Designated Division" has the meaning set forth in Section 5.4(c)(iv).

         "Disclosing Party" has the meaning set forth in Section 5.12(a).

         "Disputed Items" has the meaning set forth in Section 6.5(c).

         "Distribution Payment Date" has the meaning set forth in Section
5.7(a).

         "Excess Cash" has the meaning set forth in Section 5.7(a).

         "Exchange Act" means the United States Securities Exchange Act of 1934 (as amended, together with the rules and regulations thereunder).

         "Exit Payment" has the meaning set forth in Section 6.3(c).

         "Expiration Date" has the meaning set forth in Section 6.5(a).

         "Fair Value" means the product of (x) the LTM Revenue as of the Put/Call Date multiplied by (y) seventy percent (70%) of the Industry Average Multiple.

         "Holdings" has the meaning set forth in the preamble to this Agreement.

         "Industry Average Multiple" means the average LTM Revenue Market Multiples of the Industry Group as of the Put/Call Date. In no event shall the Industry Average Multiple exceed 1.8.

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         "Industry Group" means Comverse Technology (CMVT), Convergys (CVG) and
CSG Systems (CSGS). If, as of the date that any determination of Fair Value is made hereunder, there has been a Change in Control of any Person in the Industry Group that would make such Person's business segments and source of revenue generation less comparable to the Company than it was on the Closing Date or any Person in the Industry Group no longer makes available the relevant publicly available financial information, the Members shall promptly agree on one or more other comparable companies in lieu of such Person. If the Members cannot agree, the entities comprising the Industry Group shall be resolved by an independent investment banking firm of national repute promptly selected by the agreement of the Members. The Members shall use their commercially reasonable efforts to cause such investment banking firm to select substitute Persons to comprise the Industry Group that are comparable to the original Industry Group enumerated above within thirty (30) days of the date of engagement of such investment banking firm. The fees and expenses of such investment banking firm shall be divided equally between the Members.

         "LTM" means the twelve (12) month period ended as of the most recent fiscal quarter ended.

         "LTM Revenue" means the LTM revenue of the Company on a consolidated basis as determined in accordance with GAAP.

         "LTM Revenue Market Multiple" means, with respect to any Person in the Industry Group as of a particular date, (i) the market capitalization of such Person (i.e., the average of the last closing stock price of such Person on the twenty (20) immediately prior trading days multiplied by the fully-diluted number of shares outstanding of such Person as of the most recent date practicable) adjusted by deducting cash and adding debt held by such Person as of the most recent date practicable (commonly known as the "Enterprise Value") divided by (ii) the gross revenue reported by such Person in its forms, reports and documents filed with the Securities and Exchange Commission or by a public announcement or release as of the most recent date practicable for the immediately proceeding LTM.

         "Manager" means a member of the Board of Managers of the Company designated pursuant to Section 2.1(a).

         "Members" has the meaning set forth in the preamble to this Agreement.

         "Necessary Action" means, with respect to a specified result, required actions (to the extent such actions are permitted by Applicable Law) reasonably necessary to cause such result, including (i) exercising voting rights with respect to Membership Interests, (ii) causing the adoption of member resolutions and amendments to the Operating Agreement, Articles of Organization or other constituent documents, (iii) causing Managers (to the extent such Managers were nominated or designated by the Person obligated to undertake the Necessary Action) to act in a certain manner or causing them to be removed in the event they do not act in such manner, (iv) executing agreements that are required to cause such specified result, and (v) making, or causing to be made, with any Governmental Authority, filings, registrations or similar actions that are reasonably necessary or required to achieve such specified result.

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         "Net Income" means, with respect to the Company, the net income (or loss) after taxes of the Company and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP.

         "Nortel Networks" has the meaning set forth in the preamble to this Agreement. All references to Nortel Networks shall include Persons who acquire Nortel Networks' Membership Interests pursuant to a Permitted Transfer or with the consent of the non-Transferring Member(s) (as contemplated by Section 4.1(a)).

         "Nortel Networks Manager" has the meaning set forth in Section 2.1(a).

         "Nortel Networks Non-Compete Period" has the meaning set forth in
Section 5.4(a).

         "Nortel Networks Put Option" has the meaning set forth in Section
6.3(a).

         "Nuco" has the meaning set forth in the preamble to this Agreement.

         "Operating Agreement" has the meaning set forth in the recitals to this Agreement.

         "Option" has the meaning set forth in Section 6.3(b).

         "Option Closing" has the meaning set forth in Section 6.4.

         "Option Floor" means $25,000,000, subject to adjustment pursuant to
Section 4.2(e).

         "Option Interests" has the meaning set forth in Section 6.3(a).

         "Permitted Transfer" means a Transfer to a Qualified Affiliate.


         "Proposed Transfer" has the meaning set forth in Section 4.2(a).

         "Proposed Transferee" has the meaning set forth in Section 4.2(a).

         "Put/Call Date" has the meaning set forth in Section 6.3(b).

         "Qualified Affiliate" means an Affiliate of any Person (a) which Affiliate has agreed in writing: (i) to be bound, in respect of all Membership Interests it Beneficially Owns, by the provisions applicable to such Person in this Agreement and any other agreement or instrument executed and delivered by such Person pursuant to the terms hereof and (ii) prior to ceasing to be such a Qualified Affiliate and without prejudice to Permitted Transfers, to Transfer its ownership in all securities issued by the Company and rights and obligations hereunder to such Person or to another Qualified Affiliate of such Person; and
(b) as to which such Person (or the guarantors of such Person under this Agreement and any other agreement or instrument executed by such Person pursuant to the terms hereof) has agreed in writing to guarantee the

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obligations of such Qualified Affiliate hereunder and any other agreement or instrument executed by such Qualified Affiliate pursuant hereto.

         "Recipient Party" has the meaning set forth in Section 5.12(a).

         "Relationship Agreement" means the Relationship Agreement dated as of the date hereof between Nortel Networks and the Company.

         "Remainder Interests" has the meaning set forth in Section 4.2(d).

         "Representative" has the meaning set forth in Section 5.12(a).

         "Securities Act" means the United States Securities Act of 1933 (as amended, together with the rules and regulations thereunder).

         "SIP" has the meaning set forth in Section 5.4(b)(ii).

         "Statement" has the meaning set forth in Section 6.3(c).

         "Super-Majority Vote" has the meaning set forth in Section 2.2.

         "Tag-Along Right" has the meaning set forth in Section 4.2(a).

         "Termination Event" has the meaning set forth in Section 6.2.

         "TOPS" has the meaning set forth in Section 5.4(b)(i).

         "Transfer" means, whether voluntary or involuntary, any transfer, assignment, sale, including by way of merger or other business combination, pledge or hypothecation.

         "VIS" has the meaning set forth in the preamble to this Agreement. All references to VIS shall include Persons who acquire VIS's Membership Interests pursuant to a Permitted Transfer or with the consent of the non-Transferring Member(s) (as contemplated by Section 4.1(a)).

         "VIS Manager" has the meaning set forth in Section 2.1(a).

         1.2 Terms Generally. (a) Words in the singular shall include the plural and vice versa, and words of one gender shall include the other genders as the context requires, (b) the term "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified and (c) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless otherwise specified.

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                                   ARTICLE II
                                   GOVERNANCE

         2.1 Board of Managers. (a) From and after the Closing, the Members shall take all Necessary Action to cause the Board to be comprised of five (5) Managers, one (1) of whom shall be designated by Nortel Networks (the "Nortel Networks Manager") and four (4) of whom shall be designated by VIS (each a "VIS Manager").

                  (b) Each Member shall have the exclusive right from time to time without meeting to appoint and remove its respective designees to the Board upon providing notice thereof to the other Member and the Company, as well as the exclusive right to fill vacancies created by reason of death, removal or resignation of such designees; provided, however, that any Manager may be removed for Cause by the Members so long as such Manager is replaced by another Manager designated by the Member which originally designated the Manager being replaced. In addition, to the extent a Member has the right to designate a Manager pursuant to Section 2.1(a), such Member shall have the right to designate a replacement for such Manager. The Members shall take all Necessary Action to give effect to this provision. Notwithstanding the foregoing, after the second anniversary of the Closing Date, VIS shall have the right to require that Nortel Networks designate as the Nortel Networks Manager an individual that does not occupy a "line position" in one of Nortel Networks' lines of business. For the avoidance of doubt, the preceding sentence shall not prohibit Nortel Networks from designating as the Nortel Networks Manager a Finance employee or a Legal employee.

                  (c) The initial VIS Managers and the initial Nortel Networks Manager designated pursuant to Section 2.1(a) shall be the individuals set forth on Exhibit D.

                  (d) The Board shall have full authority with respect to the management of the Company and its Subsidiaries.

                  (e) The Members shall take all Necessary Action to cause, subject to the Super-Majority Vote requirements of Section 2.2, the Board to form and appoint members to such committees as it deems appropriate and to delegate certain of the Board's powers to such committees; provided that each such committee shall include the Nortel Networks Manager.

                  (f) Except as otherwise provided herein and subject to the Super-Majority Vote requirements of Section 2.2, the Members shall take all Necessary Action to cause the Board to approve decisions only by the affirmative vote of at least a majority of the Managers or by unanimous written consent of the Managers as required by Applicable Law.

                  (g) The Members shall take all Necessary Action to cause the Board to meet at least once each quarter and any committees formed by the Board to meet as directed by the Board.

         2.2 Company Matters Requiring Super-Majority Approval. Notwithstanding anything to the contrary in Section 2.1, the Members shall take all

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Necessary Action to cause the Company not to take, and the Company shall not take, and shall take all Necessary Action to cause its Subsidiaries not to take, any of the following actions without the affirmative vote of at least a majority of the Board (including the affirmative vote of the Nortel Networks Manager and a majority of the other Managers) (such vote, a "Super-Majority Vote") except to the extent that the following actions are contemplated by the Business Plan:

                  (a) except as provided in Section 2.7 hereof, approval of any Contracts (other than the Ancillary Agreements) between or involving the Company or any of its Subsidiaries, on the one hand, and any Member or Affiliate thereof (other than Nortel Networks or any of its Affiliates), on the other hand, as well as any amendment, consent or waiver with respect to such Contracts; provided, however, that until such time as the Company has obtained necessary third party financing, this provision shall not apply to loans from VIS or its Affiliates to the Company or its Subsidiaries, to the extent (i) such loans bear interest at rates no greater than those charged to VIS or such Affiliate under its third party financing arrangements for loans of similar type, (ii) such loans would otherwise be permitted hereunder and (iii) no other fees or expenses are charged to the Company or its Subsidiaries in respect of such loans;

                  (b) removal of Managers other than for Cause except by the Member which designated the Manager to be removed;

                  (c) approval of capital purchases, rental or lease agreements of the Company or any of its Subsidiaries providing for one or more payments to be made in excess of $2,000,000; provided, however, that additional capital purchases required for the performance of new business awarded to the Company after the Closing Date shall not be subject to such limitation;

                  (d) providing loans, guarantees, or other extensions of credit other than to customers for the purchase of products of the Company or any of its Subsidiaries in the ordinary course of business;

                  (e) amendment of the Operating Agreement, Articles of Organization or other charter documents of the Company or any of its Subsidiaries;

                  (f) merger of the Company or any of its Subsidiaries into or with, or an acquisition by the Company or any of its Subsidiaries of all or a substantial part of the business of, another Person;

                  (g) reorganization, reincorporation, conversion, consolidation, combination or merger, or sale, transfer or other disposition of all or substantially all of the assets of the Company or any of its Subsidiaries;

                  (h) liquidation, dissolution, winding up or voluntary bankruptcy of the Company or any of its Subsidiaries;

                  (i) any material change in the Business Plan or adoption of any future Business Plans subsequent to the initial Business Plan attached hereto as Exhibit C;

                  (j) any change to the distribution requirement set forth in
         Section 5.7;

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                  (k) issuance, purchase or redemption by the Company or any of its Subsidiaries of any of their respective securities and any change, increase or reduction in the capitalization of the Company or its Subsidiaries, except for an issuance of Membership Interests by the Company on or after the Put/Call Date, the closing of which occurs simultaneously with the Option Closing and the proceeds of which (to the extent necessary to fund the Exit Payment) are used solely to fund the Exit Payment and are paid to Nortel Networks simultaneously with such closing;

                  (l) incurrence, in one or more transactions, of any indebtedness for borrowed money by the Company or any of its Subsidiaries of an aggregate amount at any time in excess of $2,000,000; provided, however, that (i) indebtedness incurred in order to fund the capital purchases referenced in the proviso in Section 2.2(c) hereof and (ii) any indebtedness incurred by the Company on or after the Put/Call Date, the closing of which occurs simultaneously with the Option Closing and the proceeds of which (to the extent necessary to fund the Exit Payment) are used solely to fund the Exit Payment and are paid to Nortel Networks simultaneously with such closing, shall not be subject to such limitation;

                  (m) material restructuring of the business of the Company or any of its Subsidiaries including, but not limited to, a single or series of related workforce reductions in excess of 25% of the Company's total workforce;

                  (n) any exclusive license of the Intellectual Property Rights of the Company or any of its Subsidiaries; provided, however, that this provision shall not apply to exclusive licenses for particular geographic or industry markets or territories or exclusive licenses for customized software or products for particular customers, industry markets or territories;

                  (o) making or changing any material Tax election, initiating or settling any Tax proceeding, or filing any material Tax return;

                  (p) the appointment or removal of a Person as its auditor (other than the auditors used by VIS so long as such auditors are a nationally recognized accounting firm), any change to its revenue recognition policies, or any other material change to its accounting policies other than as is required to comply with GAAP or to conform to VIS's accounting policies; or

                  (q) entering into any agreement to effect any of the above.

         2.3 Officers. The officers of the Company shall include a president, one or more vice presidents, a treasurer, a secretary and such subordinate officers as the Board may appoint. The officers shall be appointed by the Board, and shall serve at the discretion of the Board. The initial officers are identified on Exhibit D.

         2.4 Financial and Tax Reporting. (a) The Company shall deliver to the Members, as soon as available and in no event more than ninety (90) days after the end of each fiscal year, audited annual consolidated financial statements for the Company (including a balance sheet and statements of income, changes in financial position and changes in members' equity) at and as of the end of such fiscal year (including, commencing in 2005, the respective

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consolidated financial statements in comparative form as of the end of and for the previous fiscal year) prepared in accordance with GAAP.

                  (b) The Company shall deliver to the Members, as soon as available and in no event more than forty-five (45) days after the end of each consecutive three-month period in each fiscal year, quarterly unaudited consolidated financial statements for the Company (including a balance sheet and statements of income, changes in financial position and changes in members' equity) at and as of the end of such three-month period (including, commencing in 2005, the respective consolidated and consolidating financial statements in comparative form as of the end of and for the corresponding period in the previous fiscal year) prepared in accordance with GAAP, all of which shall be certified by an Authorized Officer.

                  (c) The Company shall deliver to the Members, as soon as available and in no event less than thirty (30) days after the end of each month, a copy of the Company's consolidated monthly operating and management reports with variances and explanations, including monthly income statements.

                  (d) As soon as practicable, but in any event no later than four (4) months after the date hereof, the Company shall engage, a nationally recognized accounting firm to serve as the Company's independent auditors, which may be the auditors of VIS.

                  (e) The Company shall keep its and its Subsidiaries' books and records in a manner necessary to comply with Applicable Law.

                  (f) The Company shall supply any Member upon request with complete and accurate statements of any financial and other information regarding the Company and its Subsidiaries that such Member is required to file with any Governmental Authority or deliver to any institutional lender of such Member, and such Member shall be entitled to file or deliver such financial or other information notwithstanding the provisions of Section 5.12 hereof; provided that any institutional lenders which are to receive such information pursuant to this Section 2.4(f) shall have previously agreed to keep such information confidential.

                  (g) As soon as practicable, but in no event later than March 1 after the end of each taxable year, the Company shall supply to the Members an IRS Form 1065, and other material Tax Returns, for review. The Company shall, promptly after the review of the Members regarding the IRS Form 1065 for any taxable year, supply a Schedule K-1 to the Members.

                  (h) The Company shall pay all costs incurred in connection with the preparation and delivery of financial statements and other reports and documents to the Members pursuant to this Section 2.4.

         2.5 Inspection of Facilities and Records. Each Member shall have the right to inspect the facilities of the Company and to examine the books of account and records of the Company at all reasonable times during usual business hours upon reasonable advance notice to the Company. Such right may be exercised through any agent, employee or representative of such Member designated by it, or by an independent public accountant. The Member conducting such examination or inspection shall bear all costs and expenses incurred in connection therewith.

         2.6 Enforcement of Contribution Agreement. Notwithstanding any other provision of this Agreement, the enforcement by the Company or Nortel Networks of any of their respective rights, remedies, claims and causes of action against the other party under or with respect to the Contribution Agreement and/or any ancillary agreements, documents or instruments relating thereto, and the defense by the Company or Nortel Networks against any rights, remedies, claims or causes of action of the other party under or with respect to the Contribution Agreement and/or any ancillary agreements, documents or instruments relating thereto, including without limitation, claims for indemnification, the initiation and defense of litigation, the settlement of litigation, claims and disputes, the funding of such actions by such party, and the retention of counsel and other professional advisors in connection therewith, may be authorized and prosecuted on behalf of either the Company or Nortel Networks without the action or consent of the other party. Furthermore, such actions on behalf of the Company may be authorized by action of the Board without any notice to, vote, consent or participation of the Nortel Networks Manager or Nortel Networks. Without limiting the generality of the foregoing, (i) the Nortel Networks Manager may, at the request of the Board, be excluded from participation in any Board meeting or portion thereof at which such disputes are to be discussed and (ii) no Super-Majority Vote shall be required in connection with the matters referred to in this Section 2.6.

         2.7 Business Opportunities Not Achieving Super-Majority Approval. In the event that the Company is unable to undertake any new business opportunity, contract, bid or proposal, whether or not it would require capital expenditures, additional indebtedness or expansion or restructuring of the business of the Company, because any of the provisions of Section 2.2 hereof would require a Super-Majority Vote, and the Super-Majority Vote is not obtained because of the objections and/or non-voting or non-participation of the Nortel Networks Manager, then VIS may undertake such business opportunity, contract, bid or proposal at VIS's own expense and VIS may subcontract to the Company all or any portion of such business opportunity, contract, bid or proposal, to be performed by the Company at the Company's best rates to customers for similar services; provided that such subcontract would not require the Company to perform any services that it does not already provide to its customers and the services to be performed by the Company pursuant to such subcontract would not otherwise require a Super-Majority Vote pursuant to any of the provisions of Section 2.2 hereof.

                                  ARTICLE III
                    ADDITIONAL MEMBER RIGHTS AND OBLIGATIONS

         3.1 Restrictive Legend. The Members and the Company agree that:


                  (a) they shall take all Necessary Action to cause each certificate evidencing the Membership Interests issued by the Company or any certificates representing the capital stock of a successor to the Company to contain the following restrictive legend:

                  THE SALE, ASSIGNMENT, TRANSFER, LIEN OR OTHER DISPOSITION OF THE SECURITIES EVIDENCED BY THIS CERTIFICATE, INCLUDING AS A CONSEQUENCE OF EXECUTION OF ANY LIEN OR BY ANY OTHER MEANS, IS RESTRICTED BY THE TERMS AND CONDITIONS OF A MEMBERS' AGREEMENT, DATED AS OF AUGUST 2, 2004, COPIES OF WHICH ARE ON FILE WITH THE ISSUER OF THIS CERTIFICATE. NO SALE, ASSIGNMENT, TRANSFER OR OTHER DISPOSITION SHALL BE VALID OR EFFECTIVE, UNLESS AND UNTIL THE TERMS AND CONDITIONS OF THE AFORESAID MEMBERS' AGREEMENT SHALL HAVE BEEN COMPLIED WITH IN FULL.

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES; AND SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED OTHER THAN IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, OR AN EXEMPTION THEREFROM.

                  (b) In the event either of the restrictive legends set forth in Section 3.1(a) has ceased to be applicable, each Member shall take all Necessary Action to cause the Company to provide any Members, at their request, without any expense to such Persons (other than applicable transfer taxes and similar governmental charges, if any), with new certificates for such securities of like tenor not bearing the legend with respect to which the restriction has ceased and terminated (it being understood that (i) the restriction referred to in the first paragraph of the legend in Section 3.1(a) shall cease and terminate upon the termination of this Agreement and the amendment of any related provisions in the Operating Agreement of the Company and (ii) the restriction referred to in the second paragraph of the legend in
         Section 3.1(a) shall cease and terminate at the earlier of (1) the time when such restriction is no longer required in order to assure compliance with the Securities Act and any applicable state securities and "blue sky" laws or (2) the time when such securities shall have been effectively registered under the Securities Act and any applicable state securities and "blue sky" laws).

                                   ARTICLE IV
                              TRANSFER RESTRICTIONS

         4.1 Limitations on Transfer. (a) Except as the non-Transferring Member may otherwise consent in writing, no Member may Transfer any Membership Interests other than (i) in connection with a Permitted Transfer, (ii) a Transfer by Nortel Networks pursuant to its rights under Section 4.2, (iii) upon the exercise of rights provided by Article VI or (iv) a privately negotiated Transfer by VIS at any time after the eighteen (18) month anniversary of the Closing Date; provided, however, that the proceeds from any such Transfer by VIS pursuant to clause (iv) shall be used to finance the Exit Payment on behalf of the Company. Any Transfer by VIS pursuant to clause (iv) shall be for consideration consisting only of cash or other consideration previously approved by Nortel Networks (or, if such other form of consideration is not approved by Nortel Networks, VIS may substitute cash for the fair market value of the non-cash consideration received by VIS), and VIS shall promptly deposit the proceeds of such Transfer (in no event shall the amount deposited exceed $70,000,000) into an escrow account to be held for the purpose of funding the Exit Payment on behalf of the Company until the Exit Payment is paid in full to Nortel Networks pursuant to Section 6.4.

                  (b) Any Transfer of Membership Interests in breach of this Agreement shall be void and ineffectual and shall not operate to Transfer any interest or title in the Membership Interests purported to be Transferred to the purported transferee. If, notwithstanding the immediately preceding sentence, any Transfer is held by an arbitral panel or a court of competent jurisdiction to be effective, then and without prejudice to any applicable remedies or penalties hereunder, the restrictions on Transfer under this Article IV applicable to the transferor shall apply to the transferee and to any subsequent transferee as if such transferee was a party hereto.

                  (c) To the full extent of its powers under Applicable Law, the Company shall refrain from taking any action that would or could be viewed as recognizing or acknowledging any Transfer of Membership Interests in violation of the terms and conditions of this Agreement.

                  (d) Each of the Members acknowledges that any of its Membership Interests may not be Transferred other than in compliance with all applicable securities laws, including, without limitation, to the extent applicable, the Securities Act.

         4.2 Tag-Along Rights. (a) In the case of a proposed Transfer by VIS of all or any portion of its Membership Interests pursuant to Section 4.1(a)(iv) (including any contemplated subsequent Transfers, a "Proposed Transfer"), Nortel Networks shall, subject to Section 4.2(d), have the right (the "Tag-Along Right") to require VIS to cause the proposed transferee (a "Proposed Transferee") to purchase from Nortel Networks up to all of its Membership Interests, equal to the number derived by multiplying the total number of Membership Interests owned by Nortel Networks by a fraction, the numerator of which is equal to the number of Membership Interests that is proposed to be purchased by the Proposed Transferee and the denominator of which is the total number of Membership Interests then owned by VIS.

                  (b) VIS shall give notice to Nortel Networks of a Proposed Transfer not later than twenty-five (25) Business Days prior to the closing of the Proposed Transfer, setting forth the number of Membership Interests proposed to be so Transferred, the name and address of the Proposed Transferee, the proposed amount of consideration, and other terms and conditions of payment offered by the Proposed Transferee (it being understood that the terms of any such Proposed Transfer shall be subject to Section 4.1). VIS shall deliver or cause to be delivered to Nortel Networks copies of all transaction documents relating to the Proposed Transfer as the same become available and disclose to Nortel Networks all of the terms of the transaction including any and all ancillary or supplementary written or oral agreements or any understandings of any nature whatsoever with respect to subsequent Transfers of Membership Interests. The Tag-Along Right must be exercised by Nortel Networks within twelve (12) Business Days following receipt of the notice required by the first sentence of this Section 4.2(b), by delivery of a written notice to VIS indicating its desire to exercise its rights and specifying the number of Membership Interests it desires to Transfer.

                  (c) Any Transfer of Membership Interests by Nortel Networks to a Proposed Transferee pursuant to this Section 4.2 shall, subject to
         Section 4.2(d), be for substantially the same form of consideration (including, without limitation, price and time of payment) as to be paid to VIS (it being understood that Nortel Networks shall be under no obligation to place any proceeds received into escrow).

                  (d) Notwithstanding anything in this Section 4.2 to the contrary, if and to the extent that any exercise of Nortel Networks' Tag-Along Right prior to the third (3rd) anniversary of the Closing Date, whether in a single transaction or a series of transactions, generates aggregate proceeds payable to Nortel Networks equal to or in excess of $70,000,000, VIS shall have the right, at any time after (i) all such proceeds have been paid in full to Nortel Networks and (ii) the second (2nd) anniversary of the Closing Date, to purchase from Nortel Networks, and Nortel Networks shall sell to VIS, the balance of the Membership Interests then owned by Nortel Networks (the "Remainder Interests") for a purchase price equal to $1.00.

                  (e) In the event Nortel Networks exercises its Tag-Along Right in accordance with this Section 4.2 and, as a result thereof, Nortel Networks' Beneficial Ownership Percentage decreases, the Option Floor shall be multiplied by a fraction, the numerator of which shall equal the number of Membership Interests held by Nortel Networks immediately after such exercise, and the denominator of which shall equal the number of Membership Interests held by Nortel Networks immediately following the Closing.

         4.3 Transferee Rights and Obligations. (a) Any Transfer of Membership Interests by any Member to any Person, which Transfer is otherwise in compliance herewith, shall be permitted hereunder only if, on prior notice to the Company and the other Members, the Transferee of such Membership Interests (including, without limitation, any pledgee) enters into a written unconditional agreement that it shall, upon such Transfer, be bound, in respect of all Membership Interests it Beneficially Owns, under this Agreement and any other agreement or instrument executed and delivered under Section 5.1 by all obligations of the transferor.

                  (b) Upon any Transfer of Membership Interests to any Person, which Transfer is in compliance herewith, the transferee shall, upon such Transfer, assume all rights held by the transferor at the time of the Transfer with respect to such Membership Interests.

                                   ARTICLE V
                      ADDITIONAL AGREEMENTS OF THE PARTIES

         5.1 Implementation. In addition to its obligations hereunder, each of the Members shall take all Necessary Action to implement, as soon as practicable and to the extent permitted by Applicable Law, the provisions of this Agreement, including, without limitation, the further actions of adopting or amending appropriate charter documents for the Company and each of its Subsidiaries, causing the Members and the Board and each of the Company's Subsidiaries to adopt appropriate binding resolutions and causing the Company and each of its Subsidiaries to enter into agreements and execute and deliver other instruments and documents. Without limiting the generality of the foregoing, the parties hereto agree to cause the Company to adopt the Operating Agreement and the Articles of Organization attached hereto as Exhibit A and Exhibit B, respectively, on the Closing Date.

         5.2 Company Covenant. The Company agrees that wherever it is provided herein that any Member shall, or shall take Necessary Action to, cause the Company to take, or refrain from taking, any action, then the Company shall take, or refrain from taking, such action.

         5.3 Implementation of Business Plan. The Members shall take all Necessary Action to cause the Company to, and the Company shall, implement the Business Plan attached hereto as Exhibit C and any subsequent Business Plan approved by the Board pursuant to Section 2.2(i).

         5.4 Non-Competition. (a) Until the earlier of the occurrence of any Company Event of Default (as defined below) and the 45th month after the Closing Date (the "Nortel Networks Non-Compete Period"), Nortel Networks shall not resell, distribute, sublicense, maintain or repair (except as provided in Section 5.4(c)) products furnished by third parties that provide substantially equivalent functionality similar to the Products and their natural evolutions.

                  (b) During the Nortel Networks Non-Compete Period, Nortel Networks shall not (except as provided in Section 5.4(c)), directly or indirectly, (x) internally develop for its own account or for third parties or sell, distribute, maintain or repair Competitive Products anywhere in the world, or (y) provide Directory Assistance or DA or Enhanced Information Services in response to a dialed telephone call, e.g., 411, 555-1212, NPA-555-1212, or other dialed number (DN).

                           (i) "Competitive Products" means any of the
                  following:

                           (1) the Products as of Closing, including the natural
                  evolutions and the maintenance thereof; or

                           (2) hardware and software systems, including the
                  maintenance thereof, that meet all of the following requirements:

                  1) are accessed via the public switched and packet telephone networks (PS&PTN) causing a call to be routed to Nortel Networks' Telephone Operator Position System ("TOPS") (or successor systems), e.g., 411, 555-1212, NPA-555-1212, or other dialed number (DN)
         specifically translated to route to TOPS; and

                  2) are accessed from TOPS via one of the following TOPS protocols (or successor or functionally equivalent protocols):

                           o        DA Call Control Link;

                           o        OPP - Open Position Protocol;

                           o        OAP - Open Automation Protocol;

                           o        OIA - Open Information Access; and

                  3) implement one or more of the following services including any partial or complete automation of such services at the far end of the protocols in subclause 2) above:

                           o Directory Assistance, e.g., lookup of a telephone number or the name and address associated with a telephone number;

                           o Enhanced Information Services, e.g., access to information listed in a database;

                           o Operator Assistance, e.g., assistance provided by an operator or automated system intended to help a customer bill or complete a call; or

                           o Intercept, e.g., provide a new telephone number listing for a disconnected telephone listing.

                           (ii) For the avoidance of doubt, Competitive Products
                  shall not be deemed to include (1) on-switch functions (operating entirely within a switch or natural evolutions thereof) of TOPS (and successor systems) including, automatic call distribution functionality, call control, queuing, agent and automation resource management, signaling, protocols, and third-party billing, (2) Session Initiation Protocol ("SIP")-based products and services (and successors thereof),
                  (3) SIP directory products, or (4) any other Nortel Networks products and services as of the Closing Date other than the Products; provided, however, that any Nortel Networks product offered by Nortel Networks outside of North America as of the Closing Date that is substantially equivalent to the Products shall not be sold, licensed or distributed by Nortel Networks in North America after the Closing Date.

                  (c) Notwithstanding Sections 5.4(a) and (b) to the contrary, Nortel Networks retains the right to:

                           (i) enable third-party developed Competitive Products
                  to interoperate with any of Nortel Networks' products;

                           (ii) incorporate the functionality in any of the
                  Competitive Products into any of Nortel Networks' products if such integration is required (1) to comply with any existing or prospective regulatory requirements in a particular jurisdiction, which cannot be satisfied with the Company's products, or (2) to satisfy a particular customer's bona fide requirement to provide functionality from other than a Competitive Product, in a particular jurisdiction(s). Nortel Networks' rights under this Section 5.4(c)(ii)(1) and (2) are only available after commercially reasonable attempts to negotiate in good faith with the Company to meet the requirements of items (1) and (2) do not result in an agreement between Nortel Networks and the Company with respect to items (1) and (2). In satisfying this obligation to negotiate in good faith, (A) Nortel Networks shall give the Company written notice setting forth in reasonable detail the circumstances of such requirement; (B) the Company shall be given the opportunity to meet in person with executive management of Nortel Networks; (C) Nortel Networks shall make a good faith effort to arrange a meeting between Nortel Networks, the Company and the regulatory authority or customer, as the case may be, to discuss the circumstances of such requirement; and (D) the Company is unable to meet such requirement at commercially reasonable terms;

                           (iii) make equity investments of less than 20% in a
                  Person that derives less than 25% of its revenue, in the immediately preceding twelve (12) months, from the sale of Competitive Products but Nortel Networks and its Subsidiaries and Affiliates shall not be permitted to sell the Competitive Products of that Person;

                           (iv) acquire any Person that derives less than 25% of
                  its revenue, in the immediately preceding twelve (12) months prior to the date of acquisition, from the sale of Competitive Products; provided, however, (1) Nortel Networks shall agree to divest that portion of the acquired Person responsible for the sale of Competitive Products (the "Designated Division") within nine (9) months of the closing of such acquisition; provided that such closing occurs earlier than nine (9) months prior to the expiration of the Nortel Networks Non-Compete Period, (2) the Designated Division shall be permitted to sell, sublicense, repair or maintain the Competitive Products of such acquired Person during the period between such acquisition and such divestment, (3) Nortel Networks and its Subsidiaries and Affiliates shall not be permitted to sell, sublicense, repair or maintain the Competitive Products of the Designated Division and (4) the Company shall have the first right of negotiation for thirty (30) days to purchase the Designated Division;

                           (v) perform any obligations under its agreements with
                  Nortel Networks Netas Telekomunikasyon A.S., Kapsch CarrierCom A.G. and Telrad Networks Limited;

                           (vi) resell, sublicense, repair or maintain a
                  Competitive Product provided by a third party when required by a particular customer but only after Nortel Networks has exhausted commercially reasonable efforts to persuade the such customer to accept a Competitive Product provided by the Company. In satisfying this obligation to negotiate in good faith, (A) Nortel Networks shall give the Company written notice setting forth in reasonable detail the circumstances of such requirement; (B) the Company shall be given the opportunity to meet in person with executive management of Nortel Networks; (C) Nortel Networks shall make a good faith effort to arrange a meeting between Nortel Networks, the Company and the customer to discuss the circumstances of such requirement; and (D) the Company is unable to meet such requirement at commercially reasonable terms;

                           (vii) resell, sublicense, repair or maintain
                  Competitive Products purchased from the Company; or

                           (viii) develop and/or sell, sublicense, repair or
                  maintain a product that performs the same functions as the IWS/MWS work station Product, if Nortel Networks has complied with Section 5.05 of the Relationship Agreement and despite that compliance, the Company does not maintain the compatibility and interoperability of the IWS/MWS work station product with Nortel Networks' TOPS or successor systems after the Closing Date.

                  (d) A "Company Event of Default" shall occur if:

                           (i) the Company (1) files for voluntary dissolution
                  in bankruptcy; (2) files a petition for voluntary reorganization in bankruptcy (e.g., Chapter 11 in the U.S.), which is then converted to involuntary proceedings for dissolution based on a petition by a member of the creditor's committee representing the creditors in the voluntary proceeding (or its equivalent in non-U.S. jurisdictions) and such proceedings are not dismissed within ninety (90) days; or
                  (3) is declared insolvent under applicable bankruptcy/insolvency laws or other similar laws of any jurisdictions;

                           (ii) there is a material failure or refusal by the
                  Company (but only to the extent provided below) in the due observance or performance of any material covenant, condition, or limitation in the MWS Agreement, the MWS Supply Agreement, a Firm Fixed Quote provided by the Company pursuant to the Relationship Agreement, the Subcontract Agreement or the Intellectual Property License Agreement, but only if (1) such noncompliance by the Company is material and continuing and causes, or has the potential to cause, a material adverse effect on Nortel Networks, (2) the Company shall have been given written notice setting forth in reasonable detail the circumstances of such noncompliance, (3) the Company shall have been given the opportunity to meet in person with executive management of Nortel Networks to discuss the circumstances of such noncompliance, and (4) the Company shall not have remedied its noncompliance within sixty (60) days after receipt from Nortel Networks of such written notice of such noncompliance. A Company default under this clause (ii) shall apply on a product-by-product basis responsive to the Company's violation of the agreements noted above and Nortel Networks' compliance with requirements (1) through (4) of this clause (ii). Nortel Networks' remedy upon such a Company default will be to source the particular product from another supplier in the case of a default under a Firm Fixed Quote provided by the Company pursuant to the Relationship Agreement and to sell, sublicense, repair or maintain directly or source the IWS/MWS from another supplier in the case of a default under the MWS Supply Agreement. In the event of continuous and repetitive defaults of the agreements noted above that materially impacts Nortel Networks' rights under those agreements, then Nortel Networks shall be relieved of any and all obligations under this Section 5.4 but only after the parties' compliance with requirements (1) through (4) of this clause (ii) with respect to such continuous and repetitive defaults; or

                           (iii) the Company is acquired by any of the following
                  companies, including their Affiliates and any successors thereof: 3Com Corporation, ALCATEL, SONUS NETWORKS, INC., Nokia Corporation, Samsung Electronics Co., Ltd., Cisco Systems, Inc., TELEFONAKTIEBOLAGET LM ERICSSON, Fujitsu Limited, Huawei Technologies Co., Ltd., LUCENT TECHNOLOGIES INC., FutureWei Technologies Inc., MOTOROLA, INC., NEC CORPORATION, Siemens Aktiengesellschaft, Taqua Systems, Inc., Tekelec, Sylantro Systems Corporation, AVAYA INC., Telica, Inc., and CIENA Corporation.

         5.5 Members' Trademarks and Tradenames. Unless otherwise provided in this Agreement, the Contribution Agreement or any Ancillary Agreement, no trademark, trade name or other trade identity owned or employed by any Member or their respective Affiliates shall be used in connection with the activities or business of the Company without the express written consent of such Member. The Company shall execute any documents necessary to ensure that any agreed use of such trade identity is properly attributed to that Member or its Affiliates.

         5.6 Banking Matters. Funds of the Company shall be deposited in such banks or other depositories as determined by the Board or its designee. Checks or other orders of withdrawal shall be drawn upon the Company's account or accounts only for purposes of the Company and shall be signed by such officers or authorized representatives as are designated by the Board, subject to any conditions or limitations which it may set.

         5.7 Distributions. (a) For so long as both Nortel Networks and VIS (or their Qualified Affiliates) hold any Membership Interests of the Company, the Company shall distribute its Excess Cash, if any, in proportion to each of Nortel Networks' and VIS's (or their Qualified Affiliates) respective Beneficial Ownership Percentages in the Company at the time the distributions are declared. Distributions will be declared semi-annually during the Company's fiscal year, and will be paid within forty-five (45) days of declaration (each, a "Distribution Payment Date"). For the purposes of this Agreement, "Excess Cash" means, with respect to any semi-annual period, the amount (which amount shall in no event be less than zero) equal to (i) the Net Income of the Company for such semi-annual period plus (ii) all non-cash charges for such semi-annual period less (iii) funds necessary for planned capital expenditures and planned increases or decreases in working capital as set forth in the applicable Business Plan for the next semi-annual period less (iv) $1,000,000. For the avoidance of doubt, any amounts not generated though operations of the Company and specifically deposited or held aside by the Company to pay the Exit Payment shall not be considered in the calculation of Excess Cash.

                  (b) The amounts referred to in item (iii) of the definition of Excess Cash with respect to any semi-annual period must be used for the business of the Company during such period. To the extent such amounts are not so used in such semi-annual period, such amounts shall increase the amount of Excess Cash subject to distribution in the next semi-annual period pursuant to Section 5.7(a). To the extent any such amounts which are actually expended during such semi-annual period are in excess of the planned amounts for such period, such expended amounts shall decrease the amount of Excess Cash subject to distribution in the next semi-annual period pursuant to
         Section 5.7(a).

                  (c) For the avoidance of doubt, any amounts allocated in the Business Plan for planned capital expenditures and working capital for a given semi-annual period shall not be used for or by VIS or any Affiliates of VIS other than the Company and its Subsidiaries.

                  (d) If the Option Closing has occurred pursuant to Section 6.4 below, at the Distribution Payment Date immediately following the date of the Option Closing, the Company shall distribute to Nortel Networks an amount equal to the product of (i) the Excess Cash for the semi-annual period during which the Option Closing occurs, (ii) the number of days from the beginning of such semi-annual period to the date of the Option Closing divided by 182 and (iii) Nortel Networks' Beneficial Ownership Percentage immediately prior to the Option Closing.

         5.8 Other Activities of Members and Affiliates. No Manager shall be obligated to reveal confidential or proprietary information belonging to any Member or a Member's Affiliates without the consent of such Member or its Affiliate, as applicable. No Manager shall be obligated to recommend or take any action in such Person's position as a Manager that prefers the interests of the Company over the interests of a Member or any of its Affiliates, and the Company hereby waives the fiduciary duty, if any, to the Company of such Person in the event of any such conflict of interest.

         5.9 Capital Contributions. Except as otherwise agreed by the parties, and other than as contemplated by the Contribution Agreement, neither Nortel Networks nor VIS shall be obligated to make any contributions of capital of any type to the Company whatsoever.

         5.10 Restriction on Security Interests. No Member may directly or indirectly pledge, grant a security interest in, or otherwise encumber any or all of its Membership Interests except with the prior written consent of each other Member, which consent may be withheld with or without cause and without any liability or accountability to any Person.

         5.11 Relationship Agreement Payments. Upon each of the six (6) month anniversary and the eighteen (18) month anniversary of the Closing Date, VIS shall pay, or cause to be paid, to Nortel Networks an amount equal to $2,000,000 in immediately available funds, by wire transfer to an account designated by Nortel Networks.

         5.12 Confidentiality. (a) Each party shall treat as confidential all Confidential Information furnished by the other party (the "Disclosing Party") to such receiving party (the "Recipient Party") or its directors, officers, employees, agents, advisors or Affiliates or representatives of its agents, advisors or Affiliates (each of the foregoing, other than the Recipient Party, a "Representative"), whether furnished before or after the date of this Agreement, regardless of the form in which such Confidential Information is communicated or maintained, and all notes, reports, analyses, compilations, studies, files or other documents or material, whether prepared by the Recipient Party or others, which are based on, contain or otherwise reflect such Confidential Information; provided that after the Closing the Company shall not be required to treat as confidential, information primarily relating to the Nortel Networks Business which would otherwise be deemed as Confidential Information. Furthermore, VIS and Nortel Networks agree that after the Closing all Confidential Information comprised within the Assets constitutes Confidential Information of the Company, and they agree to treat such information as confidential. Notwithstanding the foregoing, the Recipient Party and its Representatives shall not be required to treat as confidential, subject to any limitations in any of the Ancillary Agreements to which the Recipient Party is a party, information that (i) is or becomes available to the public lawfully, other than as a result of a disclosure by the Recipient Party or a Representative of the Recipient Party in breach of this Section 5.12; (ii) was available to the Recipient Party or a Representative of the Recipient Party, or has become available to the Recipient Party or a Representative of the Recipient Party, on a non-confidential basis from a source other than the Disclosing Party or its Representatives; provided that the source of such information was not bound by a confidentiality agreement with the Disclosing Party or any of its Representatives with respect to such material, or otherwise prohibited from transmitting the information to the Recipient Party or such Representative of the Recipient Party by a contractual, legal or fiduciary obligation; and (iii) the Recipient Party or a Representative of the Recipient Party independently developed without reference to Confidential Information or any derivative thereof. A Party may disclose Confidential Information if required of such Party under Applicable Law; provided that the Recipient Party shall have disclosed only to the extent required by such Applicable Law, shall have promptly notified the Disclosing Party of any effort to compel disclosure prior to any such disclosure, and reasonably cooperates and assists with the Disclosing Party's lawful attempts to prevent disclosure and/or obtain a protective order.

                  (b) Notwithstanding anything previously stated to either party by the other party or included in any agreement between the parties, either party (and each employee, representative, or other agent of either party) may disclose to any and all Persons, without any limitation, the tax treatment and tax structure of this transaction, as well as materials detailing the tax treatment and tax structure. However, specific details of the transaction not necessary to an understanding of the tax treatment and tax structure shall not be disclosed, including descriptions of the Assets and the identity of the parties involved.

                                   ARTICLE VI
                              TERM AND TERMINATION

         6.1 Termination. (a) This Agreement shall continue until terminated pursuant to this Article VI.

                  (b) Upon the termination of this Agreement in accordance with this Article VI, this Agreement shall terminate, except that (i)
         Section 5.4, Section 5.7(d) and Articles VI and VII shall survive termination in accordance with the terms hereof and thereof and (ii) any covenant, agreement, undertaking, Liability or obligation in
         Section 2.2(o) and Sections 2.4(g) and (h) shall survive in full force and effect until the expiration of any applicable statutory limitation period (giving effect to any waiver, mitigation or extension thereof) with respect to the period from the Closing Date to the date of termination of this Agreement.

                  (c) The parties hereby agree that following the termination of this Agreement pursuant to this Article VI until the expiration of any applicable statutory period, the actions described in Section 2.2(o) hereof shall be subject to the prior written consent of Nortel Networks.

         6.2 Termination Events. This Agreement shall only be terminated in the following manner, upon the occurrence of any of the events described in Sections 6.2(a) through (b) (each, a "Termination Event"):

                  (a) The Members may terminate this Agreement at any time by written agreement.

                  (b) This Agreement shall automatically terminate at such time as a Member (or its Permitted Transferees) no longer owns any Membership Interests.

         6.3 Put and Call Options. (a) At any time (i) following the second
(2nd) anniversary of the Closing Date or (ii) upon the occurrence of a Termination Event pursuant to Section 6.2(a), Nortel Networks shall have an option (a "Nortel Networks Put Option") to require the Company to purchase from Nortel Networks all of Nortel Networks' Membership Interests in the Company (the "Option Interests"), and, upon exercise of such Nortel Networks Put Option, the Company shall purchase the Option Interests at a price equal to the Exit Payment pursuant to the terms set forth in Sections 6.3(b) through (d). At any time (i) following the second (2nd) anniversary of the Closing Date or (ii) upon the occurrence of a Termination Event pursuant to Section 6.2(a), the Company shall have an option (a "Company Call Option") to purchase the Option Interests from Nortel Networks, and, upon exercise of such Company Call Option, Nortel Networks shall sell the Option Interests to the Company at a price equal to the Exit Payment pursuant to the terms set forth in Sections 6.3(b) through (d).

                  (b) Either Nortel Networks or the Company may exercise a Nortel Networks Put Option or a Company Call Option, as the case may be (each, an "Option"), by delivering a written notice of exercise to the other (such date of delivery, the "Put/Call Date").

                  (c) If the Put/Call Date is prior to the third (3rd) anniversary of the Closing Date, the exercise price of the Option (the "Exit Payment") shall be equal to the product of (i) Fair Value and
         (ii) the quotient obtained by dividing the number of Option Interests by the total number of Membership Interests of the Company outstanding as of the Put/Call Date; provided, however, that the Exit Payment calculated pursuant to this Section 6.3(c) shall not be greater than $70,000,000 or less than the Option Floor. Not more than ten (10) days after the Put/Call Date that is prior to the third (3rd) anniversary of the Closing Date, the Company shall deliver to Nortel Networks a written statement that sets forth in reasonable detail its reasonable and good faith calculation of the Exit Payment (the "Statement"). If Nortel Networks wishes to dispute the Statement in any manner, Nortel Networks may exercise its audit rights pursuant to Section 6.5 below.

                  (d) If the Put/Call Date is on or after the third (3rd) anniversary of the Closing Date, the Exit Payment shall be an amount that is agreed upon by the Members. The Members shall promptly negotiate in good faith and with reasonable diligence regarding such amount. If, in such case where the Put/Call Date is on or after the third (3rd) anniversary of the Closing Date, the Shareholders have not reached an agreement on the amount of the Exit Payment within thirty
         (30) days of the Put/Call Date, then the resolution of such amount shall be submitted to an independent investment banking firm of national repute promptly selected by the agreement of the Members. Such investment banking firm shall find resolution within thirty (30) days of the date of engagement of such investment banking firm. The fees and expenses of such investment banking firm shall be divided equally among the Members.

                  (e) Notwithstanding the foregoing, if Nortel Networks has received proceeds equal to or in excess of $70,000,000 pursuant to
         Section 4.2(d) above, then Sections 6.3 and 6.4 shall no longer be applicable.

         6.4 Option Closing. The purchase by the Company of the Option Interests and the payment of the Exit Payment shall take place at such time and place as may be agreed upon by the Company and Nortel Networks (the "Option Closing"); provided that the Option Closing shall occur as soon as practicable but no event later than one hundred twenty (120) days after the Put/Call Date. At the Option
Closing:

                  (a) the Company shall pay, or cause to be paid, to Nortel Networks in immediately available funds, by wire transfer to an account designated by Nortel Networks, an amount equal to the Exit Payment; and

                  (b) the Company shall redeem the Option Interests.

         Notwithstanding the foregoing, the Company may delegate its obligations under this Section 6.4 to VIS; provided that the Company shall notify Nortel Networks in writing of such proposed delegation within thirty (30) days following the Put/Call Date and after such delegation, the Company shall continue to be bound under this Section 6.4.

         6.5 Audit Rights. (a) Until the date (the "Expiration Date") ninety
(90) days following the date of the Option Closing, Nortel Networks shall have the right to audit the Statement and the other financial statements of the Company for the periods prior to the date of the Option Closing. At any time on or prior to such Expiration Date, Nortel Networks shall notify VIS and the Company in writing of any amounts determined to be owed to Nortel Networks pursuant to Section 5.7 hereof or of any disagreement with the determination of the amount of the Exit Payment as set forth in the Statement (the "Audit Report"). Nortel Networks shall pay all costs and expenses of the Audit Report; provided, however, that if the Audit Report as accepted by VIS and the Company or the final determination of Disputed Items pursuant to Section 6.6 reveals underpayments to Nortel Networks greater than the greater of (i) 5% of the amounts owed to Nortel Networks pursuant to Section 5.7 or Section 6.4 hereof or
(ii) $25,000, then the Company will pay all costs and expenses of the Audit Report.

                  (b) After receipt of the Audit Report, VIS and the Company shall have fifteen (15) days to review the same.

                  (c) Unless VIS or the Company delivers written notice to Nortel Networks on or prior to the fifteenth (15th) day after receipt of the Audit Report specifying in reasonable detail all disputed items and the bases therefor ("Disputed Items"), each of VIS and the Company shall be deemed to have accepted and agreed to the Audit Report. If VIS or the Company delivers written notice to Nortel Networks of any Disputed Items as described above, the parties shall adhere to the dispute resolution provisions set forth in Section 6.6.

         6.6 Dispute Resolution. (a) Nortel Networks, VIS and the Company shall, within fifteen (15) days following the date of any notice delivered pursuant to
Section 6.5(c), promptly attempt in good faith and with reasonable diligence to resolve all Disputed Items and any such resolution of a Disputed Item shall be final, binding, conclusive and nonappealable for all purposes under this Agreement.

                  (b) If at the conclusion of such fifteen (15) day resolution period Nortel Networks, VIS and the Company have not reached an agreement on all Disputed Items, then the resolution of such remaining Disputed Items shall be submitted to a nationally recognized unaffiliated accounting firm chosen by the agreement of Nortel Networks, VIS and the Company (the "Arbitrator"). Nortel Networks, VIS and the Company shall use their reasonable best efforts to cause the Arbitrator to render a decision in accordance with this Section 6.5 along with a statement of reasons therefor within ten (10) days of submission of the remaining Disputed Items, or a reasonable time thereafter, and shall provide the Arbitrator with prompt and reasonable access to all books and records and employees of the Company in order to allow the Arbitrator to complete its review. The decision of the Arbitrator with respect to the Disputed Items submitted to it shall be final, binding, conclusive and nonappealable for all purposes under this Agreement. The fees and expenses of the Arbitrator shall be divided equally between the Members.

                  (c) Promptly following the resolution of all Disputed Items as described above, the Company or VIS, as the case may be, shall pay to Nortel Networks any amounts determined to be owed to Nortel Networks pursuant to Section 5.7 or Section 6.4 plus interest at a rate per annum equal to the rate of interest publicly announced by Citibank, N.A. in New York City from time to time as its prime rate plus two percent (2%), calculated from the date such amounts should have been paid, unless such resolution occurs prior to the date of the Option Closing, in which case such amounts shall be paid to Nortel Networks at the Option Closing.

                  (d) Any payments made pursuant to Section 6.6(c) shall be made in immediately available funds, by wire transfer to an account designated by Nortel Networks.

         6.7 No Prejudice to Rights. Termination of this Agreement shall be without prejudice to:

                  (a) the rights of the parties hereto to any payments due under this Agreement existing at the time of termination;

                  (b) any remedies which any party may then have hereunder or at law; and

                  (c) any party's right to obtain performance of any obligations provided for in this Agreement which survive termination by their express terms.

                                   ARTICLE VII
                                  MISCELLANEOUS

         7.1 Expenses. Except as otherwise provided herein, the parties shall bear their respective direct and indirect expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated hereby.

         7.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile, by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.2):

               (a) if to Nortel Networks:

                   Nortel Networks Inc.
                   8200 Dixie Road, Suite 100
                   Brampton, Ontario, Canada L6T 5P6
                   Facsimile:  (905) 863- 8386
                   Attention:  Secretary

                   and a copy to:

                   Cleary, Gottlieb, Steen & Hamilton
                   One Liberty Plaza
                   New York, NY 10006
                   Facsimile:  (212) 225-3999
                   Attention:  Paul J. Shim, Esq.

               (b) if to VIS, Nuco or Holdings:

                   Volt Information Sciences, Inc.
                   560 Lexington Avenue
                   New York, NY  10022
                   Facsimile: (212) 704-2417
                   Attention:  William Shaw and Howard B. Weinreich, Esq.

                   with a copy to:

                   Jenkens & Gilchrist Parker Chapin LLP
                   405 Lexington Avenue
                   New York, NY  10174
                   Facsimile:  (212) 704-6288
                   Attention:  Lloyd Frank, Esq. and Lawrence M. Levinson, Esq.


               (c) if to the Company:

                   Volt Delta Resources, LLC
                   560 Lexington Avenue
                   New York, NY  10022
                   Facsimile:  (212) 704-2417
                   Attention:  William Shaw and Howard B. Weinreich, Esq.

                   with a copy to:

                   Jenkens & Gilchrist Parker Chapin LLP
                   405 Lexington Avenue
                   New York, NY  10174
                   Facsimile:  (212) 704-6288
                   Attention:  Lloyd Frank, Esq. and Lawrence M. Levinson, Esq.


         7.3 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         7.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Applicable Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not fundamentally changed. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

         7.5 Entire Agreement. This Agreement, together with the Contribution Agreement, the Parent Agreement and the Ancillary Agreements, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between Nortel Networks, VIS and the Company with respect to the subject matter hereof.

         7.6 Assignment. No party may transfer any of its rights or obligations hereunder, except as expressly provided herein.

         7.7 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective Qualified Affiliates and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         7.8 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by the parties hereto.

         7.9 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Applicable Law of the State of New York without regard to its conflicts of law principles, except that the laws of the State of Nevada shall apply to matters relating to the internal governance of the Company. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in a New York state or federal court sitting in the County of New York, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably agree to the laying of venue in such courts and waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.

         7.10 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be as effective as delivery of a manually executed counterpart of this Agreement.

         7.11 No Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

         7.12 No Special Damages. None of the parties hereto shall be entitled to any recovery under this Agreement for its or its Affiliates' own special, indirect or consequential damages (including loss of profits) or for punitive damages.

         7.13 Specific Performance. The parties hereto agree that irrevocable damage would occur if any of the provisions of Sections 5.4, 5.12 and 6.3 of this Agreement were not performed in accordance with their specific terms or otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of Sections 5.4, 5.12 and
6.3 of this Agreement and to enforce specifically the terms and provisions thereof, in addition to any other remedy to which they are is entitled at law or in equity, without the need to post a bond or prove special damages.

         7.14 Performance by Nuco and Holdings. Nuco and Holdings agree to be bound by all of the obligations of VIS hereunder and to act as directed by VIS with respect to the matters contemplated by this Agreement. VIS agrees to cause Nuco and Holdings to take all Necessary Action to implement, as soon as practicable and to the extent permitted by Applicable Law, the provisions of this Agreement and to fulfill all of VIS's obligations hereunder. VIS further agrees not to Transfer any of the capital stock of Nuco and Nuco agrees not to Transfer any of the capital stock of Holdings during the term of this Agreement.

         IN WITNESS WHEREOF, Nortel Networks, VIS, Nuco, Holdings and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                       NORTEL NETWORKS INC.


                                       By: /s/ Gayle Lanier
                                           -------------------------------------
                                           Name:  Gayle Lanier
                                           Title: General Manager


                                       VOLT INFORMATION SCIENCES, INC.


                                       By: /s/ Howard B. Weinreich
                                           -------------------------------------
                                           Name:  Howard B. Weinreich
                                           Title: Senior Vice President


                                       NUCO I, LTD.


                                       By: /s/ Howard B. Weinreich
                                           -------------------------------------
                                           Name:  Howard B. Weinreich
                                           Title: Vice President



                                       VOLT DELTA RESOURCE HOLDINGS, INC.


                                       By: /s/ Howard B. Weinreich
                                           -------------------------------------
                                           Name:  Howard B. Weinreich
                                           Title: Senior Vice President


                                       VOLT DELTA RESOURCES, LLC


                                       By: /s/ Ronald Kochman
                                           -------------------------------------
                                           Name:  Ronald Kochman
                                           Title: Vice President


                                       By: /s/ Debra L. Hobbs
                                           -------------------------------------
                                           Name:  Debra L. Hobbs
                                           Title: Vice President